Exhibit 24(b)(8)(b)(3) Notice and Acknowledgement Letter - ProFunds

April 18, 2018

NOTICE AND ACKNOWLEDGEMENT

ProFunds and ProFunds Advisors LLC (together, the “Fund Parties”) executed one or more fund participation, service, information sharing, network trading or other type of agreement, as may have been amended from time to time, (the “Existing Agreement(s)”) with Voya Insurance and Annuity Company (“VIAC”), Directed Services LLC (“DSL”) and/or one or more other entities within the Voya family of companies, including their predecessor companies, which companies are listed in Annex A to this Notice and Acknowledgement (collectively, the “Voya Parties”) in connection with the offering and sale of shares of one or more series of the Fund Parties through the various Voya Parties’ variable insurance, retirement plan or other products.

On December 21, 2017, Voya announced that it had entered into an agreement to divest substantially all of its variable annuity and its individual fixed and fixed indexed annuity business through an agreement with a consortium of investors (the “Transaction”). As part of the Transaction, Voya will divest VIAC and DSL, which will be acquired by Venerable Holdings, Inc., a newly formed entity, and VIAC will ultimately be renamed Venerable Insurance and Annuity Company. The Transaction is expected to close on or about June 1, 2018, subject to satisfaction of certain regulatory and other closing conditions. The press release attached hereto as Annex B provides further information about the Transaction.

Effect of Change of Control
In general, it is our view that the change of control of VIAC and DSL as a result of the Transaction has no effect on the terms of the Existing Agreement(s) you have in place and does not result in an assignment or termination of such Existing Agreement(s). Certain Existing Agreement(s), however, may explicitly state that they terminate automatically upon assignment as defined in the Investment Company Act of 1940. In either case, for the avoidance of doubt, we respectfully request that you sign, date and return to us a copy of the Acknowledgement and Consent below, acknowledging and agreeing that the Existing Agreement(s) shall remain in full force and effect following the closing of the Transaction.

Separation of the Existing Agreements as to VIAC and DSL
Additionally, if any of the Existing Agreement(s) are with Voya Parties in addition to VIAC and DSL, the Fund Parties and each of the Voya Parties hereby agree, effective June 1, 2018, to divide each such Existing Agreement into two separate and distinct agreements on the same terms as the applicable Existing Agreement, with the parties to one of such agreements being the Fund Parties and all of the Voya Parties except VIAC and DSL (the “Remaining Voya Parties”) and the parties to the other such agreement being the Fund Parties and VIAC and DSL. The terms of such agreements (the “New Agreement(s)”) shall be the same as those contained in the applicable Existing Agreement(s), except:

(1)	All references to VIAC and DSL shall be deemed deleted from the New Agreement(s) with the Remaining Voya Parties;
(2)	All references to all of the Remaining Voya Parties shall be deemed deleted from the New Agreement(s) with VIAC and DSL; and
(3)
For each New Agreement between the Fund Parties and the Remaining Voya Parties, if DSL was a party to the applicable Existing Agreement, each of the Voya Parties and the Fund Parties agrees to a novation under the New Agreement and substitution of Voya Financial Partners, LLC (“VFP”) for DSL as a party to such agreement (the “Novation”).

In respect of each New Agreement effecting a Novation, VFP hereby agrees to become party to such New Agreement; provided, however, that nothing herein shall release DSL from those liabilities, if any, arising from DSL’s provision of services under the Existing Agreement(s) prior to the effective date of such Novation.

On and after June l, 2018, VIAC and DSL shall not have any liability for the actions or inactions of the Remaining Voya Parties under the New Agreement(s) with the Remaining Voya Parties, and none of the Remaining Voya Parties shall have any liability for the actions or inaction of VIAC and DSL pursuant to the New Agreement(s) with VIAC and DSL.

Change of Name of VIAC and Notice

All references to VIAC, or its predecessor entity, shall be deemed to refer to Venerable Insurance and Annuity Company effective as of the date of VIAC’s name change from Voya Insurance and Annuity Company to Venerable Insurance and Annuity Company.

The address for any notices to be provided to VIAC or DSL pursuant to the New Agreement(s) with these parties shall be:

Directed Services LLC
699 Walnut Street
Des Moines, IA 50309

Attention: Ken Brown

With a copy to:

Directed Services LLC
1475 Dunwoody Drive
West Chester, PA 19380
Attention: Tim Brown

If you do not sign and return the Acknowledgment and Consent below on or before May 31, 2018, your continued performance under the relevant Existing Agreement(s) on or after June l, 2018 will be deemed to be evidence of your agreement that the applicable Existing Agreement(s) with VIAC and DSL remain in full effect notwithstanding the change of control. Additionally, if your Existing Agreement(s) will be divided into two separate and distinct New Agreements and we do not hear from you on or before May 3 1, 2018, we will understand this to mean that you do not have any objections to dividing the Existing Agreement(s) and continuing under the New Agreement(s), as described above.

Your signature below or your failure to respond to this Notice and Acknowledgement constitutes your agreement that the New Agreement(s) (including the Novation, if applicable) will be in full force and effect on and after June I, 2018 and that you will continue to perform under the terms of the New Agreement(s).

Thank you for reviewing this matter and responding to us.

Please sign and date below, and return your completed Notice and Acknowledgement to Cynthia Malley by no later than May 31 , 2018.

Should you have any questions regarding this letter, please do not hesitate to contact Cynthia Malley, (860) 580-1261, or by email, cynthia.malley@voya.com.

Acknowledgement and Consent:

We hereby acknowledge the change of control of VIAC and DSL associated with the Transaction and agree that the Existing Agreement(s) as between us, VIAC and DSL (or, if our Existing Agreement(s) will be divided into New Agreements as described above, the New Agreement(s) among the Fund Parties, VIAC and DSL) shall not terminate and shall remain in full force and effect following the closing of the Transaction. Additionally, if any of our Existing Agreement(s) are with Voya Parties in addition to VIAC and DSL, we agree to the separation of the Existing Agreement into separate New Agreement(s) and the Novation, if applicable, as described above, and we will perform under the New Agreement(s) on and after June 1, 2018.

ProFunds

By: /s/ Todd B. Johnson

Name: Todd B. Johnson
Title: President
Date: July 19, 2018

ProFund Advisors LLC

By: /s/ Michael L. Sapir

Name: Michael L. Sapir
Title: Chief Executive Officer
Date: July 19, 2018

Annex A
Voya Family of Companies

Voya Insurance and Annuity Company — formerly known as:

•	ING USA Annuity and Life Insurance Company (2004-2014)

•	Golden American Life Insurance Company (1988-2004)

•	St. Paul Life Insurance Company (1973-1988)

Also the surviving entity in a merger with Equitable Life Insurance Company of Iowa, USG Annuity and Life Company, and United Life and Annuity Insurance Company (2004)

Voya Retirement Insurance and Annuity Company — formerly known as:

•	ING Life Insurance and Annuity Company (2002-2014)

•	Aetna Life Insurance and Annuity Company (1980-2002)

•	Aetna Variable Annuity Life Insurance Company CT) (1976-1980)

•	Forward Life Insurance Company (1976-1976)

Also the surviving entity in a merger with NG Insurance Company of America (fka Aetna insurance company of America)(2005)

ReliaStar Life Insurance Company — formerly known as:

•	Northwestern National Life Insurance Company (1906-1996)

•	Northwestern National Mutual Life Insurance Company (1906-1906)

Also the surviving entity in a merger with Northern Life Insurance Company (2002) and Security- Connecticut Life Insurance Company (2003)

ReliaStar Life Insurance Company of New York — formerly known as:

•	ReliaStar Bankers Security Life Insurance Company (1996-1998)

•	Bankers Security Life Insurance Society (1946-1996)

•	The Morris Plan Insurance Society (1917-1946)

Also the surviving entity in a merger with First Golden American Life Insurance Company of New York (2002)

Security Life of Denver Insurance Company — formerly known as:

•	Security Life and Accident Company (1941-1981)

•	Colorado Life Company (1934-1941)

•	Gibraltar Life and Accident Insurance Company (1929-1934)

Also the surviving entity in a merger with First Columbine Life Insurance Company (2002) and Southland Life Insurance Company (2004)

Directed Services LLC — formerly known as:

•	Directed Services, Inc. (1988 - 2006)

•	GFG Securities, Inc. (1987)

Voya Financial Partners, LLC — formerly known as:

•	ING Financial Advisers, LLC (2002-2014)

•	Aetna Investment Services, LLC (2000-2002)

•	Aetna Investment Services, Inc. (1993-2000)

Voya Institutional Plan Services, LLC — formerly known as:

•	ING Institutional Plan Services, LLC (2008-2014)

•	CitiStreet LLC (2000-2008)

Voya Institutional Trust Company

•	ING National Trust

Existing Agreements

1)
Fund Participation Agreement, dated April 25, 2008, as amended, between BlackRock  Variable Series Funds, Inc., BlackRock Investments, LLC, Voya Insurance and Annuity Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York and Security Life of Denver Insurance Company

2)
Administrative Services Agreement, dated April 25, 2008, as amended, between BlackRock Advisors, LLC, Voya Insurance and Annuity Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York and Security Life of Denver Insurance Company

3)
Rule 22c-2 Agreement, dated October 16, 2007, as amended, between BlackRock Investments, LLC, ING USA Annuity and Life Insurance Company, predecessor of Voya Insurance and Annuity Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance Company, Systematized Benefit Administrators Inc., ING National Trust, predecessor of Voya Institutional Trust Company and ING Institutional Plan Services, LLC, predecessor of Voya Institutional Plan Services, LLC

Annex B

Voya Sale of CBVA and Annuities - Press